EXHIBIT 99(16)

                                                                    NEWS RELEASE


                               Reference: 98 - # 7

            American Mobile Completes Acquisition of ARDIS, Creating
                  Integrated Terrestrial/Satellite Data Network

          $335 Million Bond Offering Funds Acquisition, Company Growth


     RESTON, Va., March 31, 1998 - American Mobile Satellite Corporation (NASDAQ: SKYC) today completed its acquisition of ARDIS Company, which owns and operates the nation's largest terrestrial, two-way wireless data communications network. With the merger, American Mobile is positioned to leverage an integrated terrestrial/satellite network to advance its leadership in wireless data services.

     The combined company serves more than 80,000 subscribers, and has annual service revenue in excess of $60 million. The new American Mobile has proven nationwide wireless communications services, including data and voice dispatch communications for the transportation, field services, maritime and emergency response markets, as well as two-way messaging, and telemetry services.

     "This transaction solidifies our position as a single-source for a broad range of cost-effective nationwide wireless communications services," said President Walt Purnell. "It represents the culmination of a long-term partnership between ARDIS and American Mobile, and enables us to provide the first fully-deployed and owned terrestrial/satellite network that provides complete U.S. coverage. We have the expertise, products and financial strength to leverage our integrated network to meet accelerating market demand for wireless communications services."

     Walt Purnell, formerly president and chief executive officer of ARDIS, was named president of American Mobile. Purnell joined ARDIS as chief financial officer in 1990 and was named president in 1995. Gary Parsons, previously president of American Mobile, continues as chief executive and becomes chairman of the board, while former board Chairman Jack Shaw continues to serve as a director of the company and chairman of the executive committee.

     In a simultaneous transaction, the company closed a $335 million high yield debt offering that consists of 335,000 units of 12 1/4 percent senior notes due 2008 and warrants to purchase 1.26 million shares of the company's common stock at an exercise price of $12.51. The offering was made pursuant to regulation 144A in the private market, with proceeds used to fund the cash portion of the ARDIS acquisition, pay down the company's existing debt, purchase a portfolio of government securities sufficient to fund three years of interest payments, and provide for the working capital needs of the company. "We are clearly pleased with the successful financing and the strategic position of the combined company," said Gary Parsons. "The strength of the combined network technologies, customer base and market strategy was recognized by the bond investors, and Wall Street in general." Also completed today was a restructuring of the company's existing $200 million guaranteed bank financing. The new facility is underwritten by Morgan Guaranty Trust Company, Toronto Dominion Bank and Bank of America NT&SA, and is guaranteed by Hughes Electronics Corporation, Singapore Telecommunications Ltd. and Baron Capital Partners, L.P., three of the company's largest shareholders. American Mobile Satellite Corporation (www.AmMobile.com) owns and operates an integrated terrestrial/satellite network and provides a wide range of mobile communication services, including digital voice dispatch, data communications, mobile messaging and position reporting services, and satellite telephone to the continental U.S., Alaska, Hawaii, Puerto Rico, the



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Virgin Islands,  and hundreds of miles of U.S.  coastal waters.  American Mobile services are used in the transportation, field service, maritime, two-way messaging and telemetry markets. As a result of the acquisition agreement, Motorola, Inc., joins Hughes Communications Inc., Baron Capital, Singapore Telecom, and AT&T Wireless Services as the company's major shareholders.

                                       ###



Renate Brown Neely/Naomi Yeransian                 Jennifer Riggle/Jon Bornstein
American Mobile                                             Copithorne & Bellows
703-716-6558/847-913-4233                              202-973-5847/919-562-6787
renate.neely@ammobile.com                               jennifer.riggle@cbpr.com


Factors that could cause forward-looking statements in this news release to differ materially from actual results are discussed in American Mobile Satellite Corporation's Form 10K for the year ended December 31, 1997 and other periodic filings the company has made with the Securities and Exchange Commission. Copies of the filings are available upon request from American Mobile Satellite Corporation's investor relations department.